Exhibit 3.1

                           CERTIFICATE OF AMENDMENT OF
                          CERTIFICATE OF INCORPORATION

Green Star Mining Corp., a corporation organized and existing under and by virtue of the General Corporation Law of Delaware (the "Corporation") does hereby certify as follows:

FIRST: The Certificate of Incorporation as heretofore amended shall be further amended by changing Article "FOURTH" so that, as amended, said Article shall read in its entirely as follows:

     "FOURTH: The total number of shares of capital stock which the Corporation shall have the authority to issue is One Hundred and Forty Million (140,000,000) shares, consisting of One Hundred Million (100,000,000) shares of common stock, par value $0.0001 per share ("Common Stock") and Forty Million (40,000,000) shares of preferred stock, par value $0.001 per share ("Preferred Stock").

     The powers, preferences and rights and the qualification, limitation and restrictions thereof shall be determined by the Board of Directors.

     Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed herein and in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors of the Corporation as hereinafter provided. Any shares of Preferred Stock which may be redeemed, purchased or acquired by the Corporation may be reissued except as otherwise provided by law or by the terms of any series of Preferred Stock. Different series of Preferred Stock shall not be construed to constitute different classes of shares for the purposes of voting by classes unless expressly provided.

     Authority is hereby expressly granted to the Board of Directors from time to time to issue Preferred Stock in one or more series, and in connection with the creation of any such series, by resolution or resolutions

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     providing  for the issue of the shares  thereof,  to determine and fix such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, special voting rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in such resolutions, all to the full extent now or hereafter permitted by the General Corporation Law of the State of Delaware. Without limiting the generality of the foregoing, the resolutions providing for issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to Preferred Stock of any other series to the extent permitted by law. Except as otherwise specifically provided in this Certificate of Amendment of Certificate of Incorporation, the By-Laws of the Corporation or any agreement in existence from time-to-time among the stockholders of the Corporation and the Corporation, no vote of the holders of Preferred Stock or Common Stock shall be a prerequisite to the issuance of any shares of any series of Preferred Stock authorized by and complying with the conditions of this Article FOURTH, the right to have such vote being expressly waived by all present and future holders of the capital stock of the Corporation."

SECOND: The Certificate of Incorporation as heretofore amended shall be further amended by adding Article "EIGHTH" so that, said Article shall read in its entirely as follows:

     "EIGHTH: The Corporation shall, to the fullest extent permitted by the provisions of ss. 145 of the General Corporation Law, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office, and shall continue

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     as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such person."

     IN WITNESS WHEREOF, the undersigned, being the Chief Executive Officer of the Corporation, has executed, signed and acknowledged this Certificate of Amendment of Certificate of Incorporation this 31st day of December, 2009.



                                   By: /s/ Yi Chen
                                      ---------------------------------
                                   Name:  Yi Chen
                                   Title: Chief Executive Officer


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